SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.)

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Genworth Variable Insurance Trust
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Genworth Variable Insurance Trust
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

July 26, 2010

Dear Genworth Columbia Mid Cap Value Fund Shareholders:

We are pleased to notify you of a recent change involving the investment management of the Genworth Columbia Mid Cap Value Fund.

As you know, Genworth Financial Wealth Management, Inc. (“GFWM”), as investment advisor to the Genworth Variable Insurance Trust (the “Trust”), identifies, hires and monitors leading asset managers to serve as sub-advisors for many of the funds in the Trust.  Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), GFWM is permitted to change sub-advisors or sub-advisory agreements without obtaining approval from fund shareholders, provided that the Board of Trustees of the Trust approves the arrangement.  The attached document provides information required by the Exemptive Order and SEC rules regarding the hiring of a new sub-advisor for the Fund.

On March 9, 2010, the Board of Trustees of the Trust approved a new sub-advisory agreement with RiverSource Investments, LLC (“RiverSource”), contingent upon the acquisition of the long-term asset management business of Columbia Management Group LLC and its subsidiaries, including Columbia Management Advisors, LLC (“CMA”), by Ameriprise Financial, Inc., a Minneapolis-headquartered financial planning and financial services company (the “Transaction”).  In connection with the Transaction, which closed on April 30, 2010, the sub-advisory agreement that was then in effect between CMA and GFWM with respect to the Fund was terminated.  Following the change in ownership on May 1, 2010, RiverSource changed its name to Columbia Management Investment Advisers, LLC.

The new sub-advisory agreement with RiverSource (now Columbia Management Investment Advisers, LLC) is now in effect and the same portfolio managers have continued to manage the Genworth Columbia Mid Cap Value Fund’s portfolio without an interruption or reduction in the level of services provided.

I encourage you to read the attached information statement, which contains information about the new sub-advisory agreement.

Sincerely,

Carrie E. Hansen
President, Genworth Variable Insurance Trust

Genworth Variable Insurance Trust
2300 Contra Costa Boulevard, Suite 600
Pleasant Hill, California 94523-3967

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of Genworth Variable Insurance Trust (the “Trust”) to inform shareholders about a recent change involving the investment management of the Genworth Columbia Mid Cap Value Fund (the “Fund”).  The Board of Trustees of the Trust (the “Board” or the “Trustees”), on behalf of the Fund, approved a new sub-advisory agreement (the “New Sub-Advisory Agreement”) between RiverSource Investments, LLC (“RiverSource”) and Genworth Financial Wealth Management, Inc. (“GFWM” or the “Advisor”), contingent upon the acquisition of the long-term asset management business of Columbia Management Group LLC and its subsidiaries, including Columbia Management Advisors, LLC (“CMA”), by Ameriprise Financial, Inc., an Minneapolis-headquartered financial planning and financial services company (the “Transaction”).  In connection with the Transaction, which closed on April 30, 2010, the sub-advisory agreement that was then in effect between CMA and the Advisor with respect to the Fund was terminated.  Following the change in ownership on May 1, 2010, RiverSource changed its name to Columbia Management Investment Advisers, LLC (“Columbia Management”).

The New Sub-Advisory Agreement is now in effect with respect to the Fund, and the same portfolio managers have continued to manage the Fund’s portfolio without an interruption or reduction in the level of services provided.  The New Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), issued to the Advisor on May 6, 2002 and relied upon by the Trust (the “Exemptive Order”).  This Statement is being mailed on or about July 26, 2010 to shareholders of record of the Fund as of June 30, 2010.  The Fund will pay certain costs associated with preparing and distributing this Statement to its shareholders.  We are not asking you for a proxy and you are requested not to send us a proxy.

INTRODUCTION

GFWM is the investment advisor for each series of the Trust, including the Fund.

Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor (including sub-advisor) of the mutual fund.  However, the Advisor has obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and modify sub-advisory arrangements without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor oversees the provision of portfolio management services to the series by the sub-advisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to oversee the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), appointed Columbia Management as sub-advisor to the Fund and approved the New Sub-Advisory Agreement.

The Trust and the Advisor must comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that within ninety (90) days of entering into a new sub-advisory agreement, the affected fund will notify its shareholders of the changes.  This Statement provides such notice of the changes and presents details regarding the New Sub-Advisory Agreement.

INVESTMENT ADVISORY ARRANGEMENTS

The Investment Advisor

The Advisor, located at 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967, serves as the investment advisor for the Fund.  The Advisor is a subsidiary of Genworth Financial, Inc. (“Genworth”), a publicly traded company located at 6620 West Broad Street, Richmond, Virginia 23230.  The Advisor is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.  GFWM provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $16 billion in investor assets, including mutual funds, variable annuities, exchange-traded funds, and privately managed accounts.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Advisory Agreement, dated August 15, 2008, between the Trust and the Advisor (the “Advisory Agreement”).  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the series of the Trust.  In so doing, the Advisor may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board.  The Advisor continuously reviews, oversees and (where appropriate) administers the investment program of the Fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Advisory Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends sub-advisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among sub-advisors; (iv) monitors and evaluates the performance of sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the sub-advisors comply with the Fund’s investment objective, policies, and restrictions.

For providing these services to the Fund, the Trust pays the Advisor advisory fees at the annual rate of 0.60% of the Fund’s assets.  The Trust and the Advisor have entered into an Expense Limitation Agreement, under which the Advisor has contractually agreed with the Trust, at least through May 1, 2011, to waive its advisory (management) fees and, if necessary, to assume as its own expense certain expenses otherwise payable by the Fund to the extent necessary to ensure that annual fund operating expenses (excluding Distribution (12b-1) Fees, Administrative Service Fees, taxes, interest, trading costs, acquired fund expenses, expenses paid with securities lending expense offset credits and non-routine expenses) do not exceed 0.75% of the Fund’s average daily net assets.  Pursuant to this Expense Limitation Agreement, the Advisor is entitled to be reimbursed for fees waived and expenses that the Advisor assumed for a period of three years following such waiver/assumption, to the extent that such reimbursement will not cause the Fund to exceed any applicable expense limitation that was in place for the Fund at the time of the fee waiver/assumption, or at the time that the Advisor is reimbursed.  After May 1, 2011, the Expense Limitation Agreement may be discontinued by the Advisor at any time.  After giving effect to the expense limitation arrangements, the Fund paid the Advisor advisory fees equal to $160,786 for the fiscal year ended December 31, 2009.

The following Trustees and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Gurinder S. Ahluwalia serves as Trustee of the Trust, and as Co-Chairman of the Advisor; Michael P. Cogswell serves as Trustee of the Trust, and as Vice of Genworth; Carrie E. Hansen serves as President of the Trust, and as Senior Vice President and Chief Operations Officer of the Advisor; Starr E. Frohlich serves as Vice President and Treasurer of the Trust, and as Director of Fund Administration of the Advisor; Deborah Djeu serves as Vice President, Chief Compliance Officer, and AML Officer of the Trust; Robert Bannon serves as Vice President and Chief Risk Officer of the Trust and as Senior Vice President and Chief Risk Officer of the Advisor; and Christine Villas-Chernak serves as Secretary and Deputy Chief Compliance Officer of the Trust, and as Senior Compliance Officer of the Advisor.  The address of these individuals is 2300 Contra Costa Boulevard, Suite 600, Pleasant Hill, California 94523-3967.

Columbia Management Investment Advisers, LLC (formerly, RiverSource Investments, LLC

Columbia Management is located at 100 Federal Street, Boston, Massachusetts, 02110.  Columbia Management is an SEC-registered investment advisor and a wholly owned subsidiary of Ameriprise Financial, Inc.

On July 31, 2008, the Trustees (including the Independent Trustees) approved the Advisor’s selection of CMA to act as a sub-advisor to the Fund, and approved the related sub-advisory agreement between CMA and the Advisor (the “CMA Sub-Advisory Agreement”).  CMA began sub-advising the Fund on August 22, 2008.  CMA has always been independent of the Advisor (as is Columbia Management), and discharged its responsibilities subject to the oversight and supervision of the Advisor.  At a meeting held on March 9, 2010 (the “March Meeting”), the Board approved a new sub-advisory agreement with RiverSource, contingent upon the acquisition of the long-term asset management business of CMA by Ameriprise Financial, Inc.  In connection with the Transaction, which closed on April 30, 2010, the CMA Sub-Advisory Agreement that was then in effect was terminated.  On May 1, 2010, RiverSource Investments, LLC changed its name to Columbia Management Investment Advisers, LLC.  The New Sub-Advisory Agreement is now in effect and the same portfolio managers have continued to manage the Fund’s portfolio without an interruption or reduction in the level of service provided.

Columbia Management is compensated out of the fees the Advisor receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Advisor as a consequence of the approval of the New Sub-Advisory Agreement.  The fees paid by the Advisor to Columbia Management depend upon the fee rates negotiated by the Advisor and the percentage of the Fund’s assets allocated to Columbia Management by GFWM.

The name and principal occupation of the principal executive officers and directors of Columbia Management are listed below.  The address of each principal executive officer, as it relates to the person’s position with Columbia Management, 100 Federal Street, Boston, Massachusetts, 02110.

Name	Principal Occupation*
William F. Truscott	Chairman of the Board; also, Chief Executive Officer, U.S. Asset Management and President, Annuities of Ameriprise Financial, Inc.
Michael A. Jones	President and Member of the Board; also, President of Columbia Management Investment Distributors, Inc.
Colin Moore	Chief Investment Officer and Member of the Board
Beth Ann Brown	Senior Vice President – Intermediary Distribution Asset Management; also, Director and Senior Vice President of Columbia Management Investment Distributors, Inc.
J. Kevin Connaughton	Senior Vice President and General Manager Mutual Fund Products
Amy K. Johnson	Senior Vice President and Chief Operating Officer
Robert McConnaughey	Managing Director and Head of Equities
Colin J. Lundgren	Senior Vice President and Head of Fixed Income
Brian J. McGrane	Senior Vice President and Chief Financial Officer and Member of the Board
Jeffrey F. Peters	Senior Vice President and Head of Institutional Distribution; also, Senior Vice President of Columbia Management Investment Distributors, Inc.
Todd White	Senior Vice President and Head of Alternative and Absolute Return Investments
Christopher Thompson	Senior Vice President and Head of Investment Products and Marketing
Amy Unkless	Senior Vice President and Chief Administrative Officer
Scott R. Plummer	Vice President, Chief Lgal Officer and Assistant Secretary; also, Vice President and Lead Chief Counsel, Asset Management of Ameriprise Financial, Inc.
Linda J. Wondrack	Vice President and Chief Compliance Officer; also, Chief Compliance Officer of Columbia Funds and RiverSource Funds
*None of the principal executive officers and directors of Columbia Management listed above have other principal employment other than the positions listed above or other positions with Columbia Management affiliates.

Columbia Management currently serves as investment adviser for the following funds, each of which is registered with the SEC under the 1940 Act and has an investment objective substantially similar to the investment objective of the Fund:

Fund	Advisory Fee (as a Percentage of Net Assets)	Net Assets as of June 30, 2010
Columbia Mid Cap Value Fund*	0.65% of the first $500M 0.60% between $500M and $1B 0.55% between $1B and $1.5B 0.50% over $1.5B	$4.1 Billion
Columbia Mid Cap Value Fund, Variable Series*	0.70% of first $500M 0.65% of next $500M 0.60% over $1B	$16.7 Million
RiverSource Variable Portfolio – Mid Cap Value Fund	0.700% of first $1B 0.675% of next $1B 0.650% of next $1B 0.625% of next $3B 0.600% of next $1.5B 0.575% of next $2.5B 0.550% of next $5B 0.525% of next $9B 0.500% of next $26B 0.475% over $50B**	$651.2 Million
RiverSource Mid Cap Value Fund***	0.700% of first $1B 0.675% of next $1B 0.650% of next $1B 0.625% of next $3B 0.600% of next $1.5B 0.575% of next $2.5B 0.550% of next $5B 0.525% of next $9B 0.500% of next $26B 0.475% over $50B**	$2.1 Billion

* Columbia Management has voluntarily agreed to reimburse a portion of the Fund’s expenses so that the Fund’s ordinary operating expenses (excluding certain expenses) do not exceed a specified percentage.

**	The fee may be adjusted upward and downward by a performance incentive adjustment.

*** Columbia Management and its affiliates have contractually agreed to waive certain fees and expenses such that net expenses (excluding fees and expenses of acquired funds) will not exceed a specified percentage of net assets.

The New Sub-Advisory Agreement

The New Sub-Advisory Agreement was approved by the Board at the March Meeting, which was called, among other reasons, for the purpose of approving the New Sub-Advisory Agreement.  The New Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the New Sub-Advisory Agreement are similar in all material respects to the terms of the CMA Sub-Advisory Agreement.  Each agreement provides that the sub-advisor, subject to the oversight of the Advisor and the Board, is responsible for managing the investment operations of its allocated portion of the Fund’s portfolio, and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objective and policies of the Fund as reflected in its current prospectus and statement of additional information, and as may be adopted from time to time by the Board.

The New Sub-Advisory Agreement provides for the sub-advisor to be compensated based on the average daily net assets allocated to sub-advisor.  The sub-advisory is compensated from the fees that the Advisor receives from the Fund.

The New Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund, or the Advisor or (ii) the sub-advisor, on not less than 30 days’ nor more than 60 days’ written notice to the Advisor and the Trust.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, or gross negligence of its obligations and duties thereunder, the sub-advisor will not be liable for any loss arising out of any portfolio investment or disposition in connection with its activities as sub-advisor to the Fund.

Board Approval of the New Sub-Advisory Agreement

At the March Meeting, GFWM recommended that the Board approve the New Sub-Advisory Agreement pursuant to which Columbia Management would serve as a sub-advisor for the Fund.  During the course of their review, the Trustees considered several factors that they deemed relevant to this process, including the following: the nature, extent and quality of the services to be provided to the Fund by Columbia Management; sub-advisory fees and economies of scale; and investment performance.

The Trustees considered various materials related to the New Sub-Advisory Agreement, including (1) a copy of the proposed form of sub-advisory agreement between Columbia Management and the Advisor, on behalf of the Fund; (2) Columbia Management’s responses to the Advisor’s due diligence questionnaire, including information on Columbia Management’s investment process; (3) Columbia Management’s Form ADV disclosures; (4) a description of the Advisor’s recommendation process with respect to Columbia Management, and the reasons for such recommendation; (5) information regarding the amount of the proposed sub-advisory fee payable to Columbia Management; (6) biographical information for the investment professionals that would be responsible for the day-to-day management of the Fund’s portfolio; and (7) information regarding Columbia Management’s compliance policies and other internal procedures.  The Trustees also considered the recommendations of the Advisor with respect to Columbia Management and the methods and resources the Advisor utilizes in its efforts to identify and engage sub-advisors for the Funds.

Nature, Quality and Extent of Services

The Trustees considered the nature, quality and extent of the services to be provided by Columbia Management to the Fund.  The Trustees considered the specific investment process to be employed by Columbia Management in managing the assets of the Fund and the qualifications of Columbia Management’s investment management team with regard to implementing the Fund’s investment mandate.  The Board considered Columbia Management’s infrastructure and whether Columbia Management appeared to support its investment strategy adequately.  The Trustees also considered the Advisor’s favorable assessment as to the nature and quality of the sub-advisory services to be provided by Columbia Management.  The Board determined that the Fund would continue to benefit from the quality and experience of Columbia Management’s (formerly CMA’s) portfolio managers.  Based on their consideration and review of the foregoing factors, the Trustees concluded that the nature, extent and quality of the sub-advisory services to be provided by Columbia Management under the new sub-advisory agreement, as well as Columbia Management’s ability to render such services based on its experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, policies and strategies.

Sub-Advisory Fees and Economies of Scale

The Trustees considered the compensation to be paid to Columbia Management by the Advisor in conjunction with the services that would be rendered to the Fund.  The Trustees also considered comparisons of the fees to be paid by the Advisor to Columbia Management with the fees charged by Columbia Management to its other clients.  In addition, the Trustees considered the Advisor’s reasons for concluding that the fees to be paid to Columbia Management for the services to the Fund were reasonable.  The Trustees considered that the sub-advisory fees would be paid by the Advisor to Columbia Management and would not be additional fees borne by the Fund.  The Trustees concluded that, in light of the quality and extent of the services to be provided, the proposed fees to be paid to Columbia Management were reasonable.

Investment Performance

Because there is no anticipated change in investment personnel or investment strategies as a result of the transition to Columbia Management, the Board considered the portfolio managers’ recent investment performance in managing the Fund as a factor in evaluating the new sub-advisory agreement.  The Board compared this performance to a relevant benchmark.  The Board concluded that the performance record in managing the Fund supported a decision to approve the New Sub-Advisory Agreement.

Conclusion

After consideration of the foregoing factors, and such other matters as were deemed relevant, and with no single factor being determinative to their decision, the Trustees, including all of the Independent Trustees, with the assistance of independent counsel, concluded that the approval of the New Sub-Advisory Agreement was in the best interest of the Fund, and approved the sub-advisory agreement with, and the fee to be paid to, Columbia Management for the Fund.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator and monitors the compliance of the Trust.  USBFS updates the Trust’s registration statement and prepares tax returns, among other duties.

Principal Distribution Arrangements

Capital Brokerage Corporation, located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230, an affiliate of the Advisor, acts as the distributor (the “Distributor”) of the Trust’s shares pursuant to a Distribution Agreement with the Trust.  The Distribution Agreement requires the Distributor to use its best efforts to distribute the Funds’ shares.

Payments to Affiliated Brokers

For the fiscal year ended December 31, 2009, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of June 30, 2010, the Fund had 6,166,485 outstanding shares, and net assets of $52,022,482.  The direct and indirect owners of more than 5% of the outstanding shares of the Fund as of June 30, 2010 are listed below:

Control Persons of the Fund
Name and Address	Class	Shares	% Ownership	Type of Ownership

Genworth Life & Annuity Insurance Company 6620 W. Broad St Building 3 Floor 5 Attn: Variable Accounting Dept. Richmond, VA 23230-1716	Service Shares	5,214,752	88.15%	Record
Genworth Life Insurance Company of New York 6620 W. Broad St Building 3 Floor 5 Attn: Variable Accounting Dept. Richmond, VA 23230-1716	Service Shares	701,036	11.85%	Record
U.S. Bank FBO Genworth Growth Allocation Fund P.O. Box 1787 Milwaukee, WI 53201-1787	Institutional Shares	136,769	54.56%	Record
U.S. Bank FBO Genworth Moderate Allocation Fund P.O. Box 1787 Milwaukee, WI 53201-1787	Institutional Shares	113,928	45.44%	Record

SHAREHOLDER REPORTS

Additional information about the Fund is available in the Trust’s annual and semi-annual reports to shareholders.  In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  The Trust’s most recent annual report for the period ended December 31, 2009 and most recent semi-annual report for the period ended June 30, 2009 have been sent to shareholders.  A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the Trust, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or by calling (888) 278-5809 (toll-free).